Exhibit 99.1

NEWS RELEASE	#17-07

CARBO® Announces First Quarter 2017 Results

Conference Call Scheduled for Today, 10:30 a.m. Central Time

•	Revenue for the first quarter of 2017 increased 19% sequentially, to $34.7 million.
•	Revenue growth was led by technology products, industrial ceramic media, frac sand and environmental.
•	Revenues continue to rebound as 2017 first quarter revenue is up 71% from the cyclical low set in the third quarter of 2016.
•	Reduced cash burn expected in the second quarter of 2017, and positive EBITDA targeted exiting 2017.

HOUSTON, TX (April 27, 2017) – CARBO Ceramics Inc. (NYSE: CRR) today reported revenues of $34.7 million and a GAAP pre-tax loss of $32.2 million for the quarter ended March 31, 2017 compared to a GAAP pre-tax loss of $36.8 million in the same period of 2016.  The GAAP pre-tax loss includes $12.1 million of costs primarily associated with slowing and idling production, two thirds of which is non-cash.

CEO Gary Kolstad commented, “We are pleased with the 19% sequential increase in revenue experienced in the first quarter of 2017.  This revenue increase is a result of our previously outlined strategy of developing higher growth opportunities which we believe will result in strong double-digit revenue growth for CARBO in 2017.  The exceptional strengths we have in technology, experienced people, and manufacturing assets support the execution of this strategy.

“The increase in technology product sales in this challenging environment highlights the value of our technology platform.  Technology product revenues increased sequentially, led by sales of KRYPTOSPHERE and our Production Assurance products, which include SCALEGUARD.  Industrial products and environmental revenue also grew sequentially.

“Industrial product revenue growth was driven by new client gains.  Environmental revenue growth was driven primarily by increased rig activity and new client gains.

“Our frac sand revenues grew sequentially as a result of ramping plant production and utilizing third party suppliers.  Frac sand sales provide multiple benefits including producing positive cash, generating revenue from idle rail cars under lease, and increasing client contact which increases sales opportunities for other products.

“We successfully completed plant trials producing products other than base ceramic proppant, executing on our strategy of utilizing our idled plant assets.  The success of these trials should lead to revenue generation.  We continue to develop opportunities with other companies in the industrial, agricultural, and oil and gas industries.

“We expect to see a reduction in our cash burn in the second quarter, and anticipate continued improvement throughout the year, targeting cash neutral operations on a 2017 exit rate basis.  The first quarter had approximately $9.0 million in cash outlays that we do not expect to repeat in 2017, including but not limited to rail car activation costs, refinancing costs, a debt amortization payment, and certain property taxes,” Mr. Kolstad said.

CARBO Ceramics Inc.

Energy Center II, 575 N. Dairy Ashford, Suite 300, Houston, Texas 77079  |  +1 281 921 6400  |   carboceramics.com

CARBO Ceramics First Quarter 2017 Earnings Release

April 27,2017

First Quarter 2017 Results

Revenues for the first quarter of 2017 increased 5%, or $1.6 million, compared to the same period in 2016.  The increase was primarily attributable to an increase in technology product sales, an increase in frac sand sales, and an increase in environmental product sales.  These increases were partially offset by decreases in base ceramic proppant sales.

Operating loss for the first quarter of 2017 was $30.3 million as compared to $36.1 million in the same period of 2016, primarily due to the lack of severance charges in the first quarter of 2017 compared to $7.1 million in the same period of 2016.

Technology and Business Highlights

•

KRYPTOSPHERE® HD and LD client interest and use continues to grow.  Both independent and major E&P operators successfully pumped the technology during the first quarter of 2017.  KRYPTOSPHERE ultra-conductive ceramic proppant technology is engineered to maximize and sustain hydrocarbon flow rates for the life of the well.

•

During the quarter, another successful field test was performed with QUANTUM™, a proprietary Propped Reservoir Volume™ (PRV™) imaging service, for a large independent E&P operator.  Further tests are planned to advance the technology toward commercialization.  QUANTUM is gaining recognition as a potential step-change to current available technologies in the industry for its ability to optimize field development planning.

•

SCALEGUARD®, a proppant-delivered scale-inhibiting technology, continues to experience an expanding client portfolio with several new clients in the period and active jobs in major basins across North America.  Since its introduction in 2013, SCALEGUARD has been used on hundreds of wells with a high rate of success.  A single scale inhibition treatment with SCALEGUARD prevents production losses during the life of the well and dramatically reduces lease operating expenses.

•

SALTGUARD™ successfully completed another field test milestone with a large independent E&P operator during the quarter.  SALTGUARD inhibits salt formation in the frac and wellbore, preventing production decreases, lowering lease operating expenses and eliminating the need for costly fresh water injection and the associated disposal of the resulting saltwater.

•

A major E&P operator successfully pumped CARBOAIR™ in an Eagle Ford basin horizontal well.  CARBOAIR is a new ultra-lightweight proppant technology providing 25% lower density than sand, resulting in significantly more volume per pound and exceptional transport characteristics. These engineered properties increase frac length and contact area within the reservoir compared to sand.

•

CARBONRT® was utilized to evaluate fracture height growth in a conventional, vertical well in Russia.  The operator plans to perform fracture height measurements and modify full field development accordingly to optimize gas production.

•

CARBONRT® ULTRA technology, a cost-effective and highly concentrated traceable proppant, was used on its first offshore application for a major operator in Colombia in an exploration well.  The operator will be using the results from the CARBONRT ULTRA logs to determine fracture height.  These results are then matched against pressure model designs in conjunction with production flow tests to evaluate fractured zone productivity.

•

A large industrial company recently started using CARBOBEAD™ ceramic media in one of its pigment production facilities.  According to the client, CARBOBEAD improved the quality of its end products by approximately 20% and reduced media consumption, generating estimated annual savings of $700,000.  The client is now evaluating opportunities in its other U.S. and international facilities.

CARBO Ceramics First Quarter 2017 Earnings Release

April 27,2017

•

During the quarter, a leading foundry company successfully tested CARBO ceramic media in their plant operations.  The company favorably assessed CARBO ceramic media to increase casting quality, lower operating costs, and address new OSHA regulations relating to silicosis.

•

In the environmental business, a record number of TANKGUARD® units were sold in the quarter as increased industry activity levels drove both client and distributor sales.  With TANKGUARD revenue up over 90% compared to the first quarter of 2016, product revenue now represents a majority of the revenue, which is consistent with the company’s strategy to focus on product sales over service related work in the environmental business.

Outlook

CEO Gary Kolstad commented on the outlook for CARBO stating, “We have set out a strategy for both revenue growth and profitability improvement.  Our people are excited about our growth opportunities and are executing on them.  We expect to see continued expansion of our technology products, industrial ceramic media, frac sand, and environmental businesses.  Given the first quarter revenue and our outlook for the next couple of quarters, we believe our 2017 revenue will show strong double-digit growth of at least a 40 percent increase over 2016.

“Clients are adopting technologies that we have developed over the past several years to enhance their oil and gas production.  KRYPTOSPHERE HD continues its adoption in the industry as the technology of choice for the toughest well conditions in the world.  KRYPTOSPHERE LD sales have increased in recent quarters as certain clients are implementing technology into their completions to make better wells.  We believe sales of these technologies will continue to grow in 2017 and currently expect another KRYPTOSPHERE HD job in the second quarter of 2017.

“We continue to grow our industrial footprint with our long-standing product offerings.  We also believe there will be opportunities in the future to expand our product offerings to add additional revenue streams.  We anticipate increased levels of industrial sales throughout 2017.

“Growing the frac sand business is another part of our strategy to return our overall operations to generating positive EBITDA.  We are in the process of bringing our Marshfield, Wisconsin sand facility to full utilization in the next one to two quarters to further increase our cash production and generate revenue from idle rail cars under lease.

“We continue to see growth in our environmental business with the increase in industry activity and market penetration of our products.  Similar to our oilfield business, we are executing on a strategy to expand product sales into industrial markets.

“Our strategy is to reduce our reliance on base ceramic proppant yet remain the industry leader.  We believe the worst of this industry down cycle is behind us.  While imports of low quality Chinese ceramic have been virtually zero over the last eight quarters, it appears some competitors are still pricing below cost; however, this is not a sustainable strategy over the long term.

“Given the successful industrial product trials we completed at our plants in the first quarter of 2017, we expect to generate revenue from our underutilized plants.  Our dual approach of producing products for other companies and developing technology products for ourselves, should bring opportunities to produce positive cash flow from assets that currently consume cash.

“We are pleased with the progress we have made on our strategy to diversify and grow our revenue streams.  While this is not an overnight process, we believe the resulting business composition will make CARBO a stronger company,” Mr. Kolstad concluded.

CARBO Ceramics First Quarter 2017 Earnings Release

April 27,2017

Conference Call

As previously announced, a conference call to discuss CARBO’s first quarter 2017 results is scheduled for today at 10:30 a.m. Central Time (11:30 a.m. Eastern).  Due to historical high call volume, CARBO is offering participants the opportunity to register in advance for the conference by accessing the following website:

http://dpregister.com/10104150

Registered participants will immediately receive an email with a calendar reminder and a dial-in number and PIN that will allow them immediate access to the call.

Participants who do not wish to pre-register for the call may dial in using (877) 232-2832 (for U.S. callers), (855) 669-9657 (for Canadian callers) or (412) 542-4138 (for international callers) and ask for the “CARBO Ceramics” call.  The conference call also can be accessed through CARBO’s website, www.carboceramics.com.

A telephonic replay of the earnings conference call will be available through May 4, 2017 at 9:00 a.m. Eastern Time.  To access the replay, please dial (877)-344-7529 (for U.S. callers), (855) 669-9658 (for Canadian callers) or (412) 317-0088 (for international callers).  Please reference conference number 10104150.  Interested parties may also access the archived webcast of the earnings teleconference through CARBO’s website approximately two hours after the end of the call.

About CARBO

CARBO (NYSE: CRR) is a global technology company that provides products and services to the oil and gas and industrial markets to enhance value for its clients.

CARBO Oilfield Technologies - is a global leader that provides engineered solutions in its Design, Build, and Optimize the Frac® technology businesses, delivering important value to E&P operators by increasing well production and EUR.  Oilfield Technologies is the world’s largest producer of high quality ceramic proppant, provides one of the industry’s most widely used fracture simulation software, has proprietary technology that provides fracture diagnostics and production assurance, and offers consulting services for fracture design and completion optimization.  The Company also provides a range of technology solutions for spill prevention and containment.

Its products and services are sold to operators of oil and natural gas wells and to oilfield service companies for use in the hydraulic fracturing of natural gas and oil wells.

CARBO Industrial Technologies - is a leading provider of high-performance industrial ceramic media products that are engineered to increase process efficiency, improve end-product quality and reduce operating costs.

Its products and services are primarily sold to industrial companies that work in manufacturing and mineral processing.

For more information, please visit www.carboceramics.com.

CARBO Ceramics First Quarter 2017 Earnings Release

April 27,2017

Forward-Looking Statements

The statements in this news release that are not historical statements, including statements regarding our future financial and operating performance and liquidity and capital resources, are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.  Forward-looking statements describe future expectations, plans, results or strategies and can often be identified by the use of terminology such as “may”, “will”, “estimate”, “intend”, “continue”, “believe”, “expect”, “anticipate”, “should”, “could”, “potential”, “opportunity”, or other similar terminology.  All forward-looking statements are based on management’s current expectations and estimates, which involve risks and uncertainties that could cause actual results to differ materially from those expressed in forward-looking statements.  Among these factors are changes in overall economic conditions, changes in the demand for, or price of, oil and natural gas, changes in the cost of raw materials and natural gas used in manufacturing our products, risks related to our ability to access needed cash and capital, our ability to meet our current and future debt service obligations, including our ability to maintain compliance with our debt covenants, our ability to manage distribution costs effectively, changes in demand and prices charged for our products, risks of increased competition, technological, manufacturing and product development risks, our dependence on and loss of key customers and end users, changes in foreign and domestic government regulations, including environmental restrictions on operations and regulation of hydraulic fracturing, changes in foreign and domestic political and legislative risks, risks of war and international and domestic terrorism, risks associated with foreign operations and foreign currency exchange rates and controls, weather-related risks and other risks and uncertainties.  Additional factors that could affect our future results or events are described from time to time in our reports filed with the Securities and Exchange Commission (the “SEC”).  Please see the discussion set forth under the caption “Risk Factors” in our most recent annual report on Form 10-K, and similar disclosures in subsequently filed reports with the SEC.  We assume no obligation to update forward-looking statements, except as required by law.

Note on Non-GAAP Financial Measures

This press release includes unaudited non-GAAP financial measures, including EBITDA and Adjusted EBITDA.  We present non-GAAP measures when our management believes that the additional information provides useful information about our operating performance.  Non-GAAP financial measures do not have any standardized meaning and are therefore unlikely to be comparable to similar measures presented by other companies.  The presentation of non-GAAP financial measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with GAAP.  See the table entitled "Reconciliation of Reported Net Loss to EBITDA and Adjusted EBITDA" below and the accompanying text for an explanation of the non-GAAP financial measures and a reconciliation of the non-GAAP financial measures to the comparable GAAP measures.

-tables follow –

CARBO Ceramics First Quarter 2017 Earnings Release

April 27,2017

	Three Months Ended
	March 31,
	2017	2016
	(In thousands except per share)
Revenues	$34,670	$33,102
Cost of sales (see Cost of Sales Detail table below)	54,128	56,743
Gross loss	(19,458)	(23,641)
SG&A expenses	10,797	11,475
Loss on disposal or impairment of assets	—	948
Operating loss	(30,255)	(36,064)
Other expense, net	(1,901)	(721)
Loss before income taxes	(32,156)	(36,785)
Income tax expense (benefit)	288	(12,101)
Net loss	$(32,444)	$(24,684)
Loss per share:
Basic	$(1.22)	$(1.07)
Diluted	$(1.22)	$(1.07)
Average shares outstanding:
Basic	26,607	23,063
Diluted	26,607	23,063
Depreciation and amortization	$12,430	$12,291

Cost of Sales Detail	Three Months Ended
(In thousands)	March 31,
	2017	2016
Primary cost of sales	$42,025	$40,121
Slowing and idling production	11,212	9,707
Loss on derivative instruments	891	227
Severance charges	—	6,688
Total Cost of Sales	$54,128	$56,743

Product Sales Volumes (in million lbs)	Three Months Ended
	March 31,
	2017	2016
Ceramic	83	120
Northern White Sand	370	75
Total	453	195

CARBO Ceramics First Quarter 2017 Earnings Release

April 27,2017

Reconciliation of Reported Net Loss to EBITDA and Adjusted EBITDA	Three Months Ended
(In thousands)	March 31,
	2017	2016
Net loss	$(32,444)	$(24,684)
Interest expense, net	2,088	797
Income tax expense (benefit)	288	(12,101)
Depreciation and amortization (1)	11,882	12,291
EBITDA	$(18,186)	$(23,697)
Loss on disposal or impairment of assets	—	948
Severance charges	—	7,144
Loss on derivative instruments	891	227
Adjusted EBITDA	$(17,295)	$(15,378)

Adjusted EBITDA is used by management to evaluate and assess our operational results, and we believe that Adjusted EBITDA allows investors to evaluate and assess our operational results.  Adjusted EBITDA excludes various charges primarily related to the downturn in the energy industry.

(1)	Depreciation and amortization for the three months ended March 31, 2017 excludes $548 amortization of debt issuance costs and debt discount, which is included in interest expense, net, above.

Balance Sheet Information

	March 31,	December 31,
	2017	2016
	(in thousands)
Assets
Cash and cash equivalents	$55,591	$91,680
Restricted cash (current)	5,503	—
Other current assets	128,111	125,543
Restricted cash (long-term)	6,289	—
Property, plant and equipment, net	483,203	494,103
Goodwill	3,500	3,500
Intangible and other assets, net	9,106	8,631
Total assets	$691,303	$723,457
Liabilities and Shareholders’ Equity
Long-term debt, current	$—	$13,000
Derivative instruments (current)	2,135	1,599
Other current liabilities	19,283	20,205
Deferred income taxes	2,290	1,236
Long-term debt and related parties notes payable, net	72,957	67,404
Other long-term liabilities	4,006	3,443
Shareholders’ equity	590,632	616,570
Total liabilities and shareholders’ equity	$691,303	$723,457

Contact:

Mark Thomas, Director, Investor Relations

(281) 921-6458